Exhibit 99.1

AGREEMENT

AGREEMENT, dated as of August 19, 2008, (this “Agreement”) by and among Arthur D. Lipson, Western Investment LLC, Western Investment Hedged Partners L.P., Western Investment Activism Partners LLC, Western Investment Institutional Partners LLC, Benchmark Plus Institutional Partners L.L.C., Benchmark Plus Management, L.L.C., Benchmark Plus Partners, L.L.C., Inc. (each such person a “Member” and collectively, the “Group”) and Tri-Continental Corporation (the “Fund”).

WHEREAS, certain of the Members have indicated that they wish to avoid a proxy solicitation contest in respect of approval of the proposed investment management services agreement (the “New Contract”) between the Fund and RiverSource Investments, LLC, a wholly-owned subsidiary of Ameriprise Financial, Inc. (“Ameriprise”), at the Fund’s Special Meeting of stockholders to be held on October 7, 2008 and that they desire the Fund to take certain actions that they believe may further reduce the trading discount of the Fund’s shares;

WHEREAS, the board of directors of the Fund has determined that, in the circumstances, it is in the best interests of the Fund to enter into this Agreement in order to resolve the differences between the Group and the Fund;

NOW, THEREFORE, in consideration of the premises and agreements herein set forth, and in the spirit of co-operation and good faith, the parties do hereby agree as follows:

SECTION 1. Definitions.

1.1 “1940 Act” means the Investment Company Act of 1940, as amended.

1.2 “Affiliated Person” has the meaning set forth in Section 2(a)(3) of the 1940 Act. For purposes of this Agreement, J. & W. Seligman & Co. Incorporated (“Seligman”) and its Affiliated Persons and related parties are Affiliated Persons of the Fund. For purposes of clarity, neither Seligman Select Municipal Fund, Inc. nor Seligman LaSalle International Real Estate Fund, Inc. shall be deemed to be an Affiliated Person of the Fund.

1.3 “Assignment Date” means the date on which the Fund’s management agreement with Seligman is terminated in accordance with its terms as a result of the acquisition of Seligman by RiverSource Investments, LLC.

1.4 “Confidentiality Agreement” has the meaning given in Section 5.5 hereof.

1.5 “New Contract” has the meaning given in the recitals above.

1.6 “Special Meeting” means the Fund’s special meeting of stockholders called to consider, among other things, the New Contract and the election of directors, including any postponements or adjournments thereof, and including any follow-on Special Meeting as contemplated in Section 5.10.

1.7 “Voting Securities” has the meaning set forth in Section 2(a)(42) of the 1940 Act.

SECTION 2. Covenants and Releases of the Group and Members. The agreements, representations and covenants provided herein are solely as to each such Member making them, and no Member makes any agreement, representation or covenant as to any other Member.

2.1 Each Member agrees that such Member will not, nor will such Member participate with the Group, nor, subject to Section 2.6, will any Affiliated Person of such Member, directly or indirectly, pursue or present to the Special Meeting, any proposal.

2.2 Each Member agrees that he/it will not, nor will such Member participate with the Group, nor, subject to Section 2.6, will any Affiliated Person of such member, directly or indirectly, alone or in concert with others, for a period of fifteen (15) years from the date of this Agreement, (a) initiate or encourage, or in any way participate in, any litigation, or seek to initiate or encourage any regulatory action or proceeding, against or on behalf of the Fund or any of its Affiliated Persons for any action or inaction by any such persons prior to the date of this Agreement that relates to the Fund; (b) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated by the SEC pursuant to Section 14 of the Securities Exchange Act of 1934, disregarding clause (iv) of Rule 14a-1(l)(2) and including any solicitation that would otherwise be exempt pursuant to Rule 14a-2(b)), relating to the Fund’s Voting Securities (except that any Member shall provide proxies to the persons designated by the Fund’s board of directors as contemplated by Section 2.3); (c) call, or in any way participate in a call for, any meeting of stockholders of the Fund, or for any action by written consent of stockholders; (d) request, or take any action to obtain or retain any further list of holders of any securities of the Fund or otherwise seek to inspect any books or records of the Fund; (e) initiate or propose any stockholder proposal or participate in the making of, or solicit stockholders for the approval of, one or more stockholder proposals relating to the Fund that are not recommended by the Fund’s board of directors; (f) deposit any Voting Securities in a voting trust or subject them to any voting agreement or arrangements, other than as contemplated by this Agreement; (g) form, join or in any way participate in a group with respect to any Voting Securities (or any securities the ownership of which would make the owner thereof a beneficial owner of Voting Securities), other than the Group or a subset thereof; (h) otherwise act to control or influence the Fund or the management, board of directors, policies or affairs of the Fund including, without limitation, (1) soliciting or proposing to effect or negotiate any amendment to the bylaws of the Fund, or any form of business combination, restructuring, recapitalization, open-ending, liquidation, repurchase of shares or other extraordinary transaction involving the Fund, its securities or assets or (2) proposing any candidates for election to the board of directors or otherwise seeking board representation or the removal of any directors or a change in the composition or size of the board of directors of the Fund; (i) take any action or disclose any intent, purpose, plan or proposal with respect to this Agreement or the Fund, or the management, policies or affairs or securities or assets of the Fund that is inconsistent with this Agreement, including any action, intent, purpose, plan or proposal that is conditioned on, or would require, waiver, amendment, nullification or invalidation of any provision of this Agreement, or take any action that could require the Fund to make any public disclosure relating to any such intent, purpose, plan, proposal or condition; or (j) assist, advise, or encourage any person with respect to, or seek to do, any of the foregoing. Notwithstanding the foregoing, no Member of the Group shall be prohibited from taking any of the actions described in clauses (b), (d), (e), (g) and (h) above, including the nomination of persons for election as director, in connection with any meeting of stockholders of the Fund (other than the Special Meeting) until such time as the New Contract is approved by the Fund’s stockholders; provided that, promptly after approval of the New Contract by stockholders of the Fund at the Special Meeting, the Member shall cease any such actions and, if applicable, advise the Fund that it withdraws any such outstanding requests, nominations, or proposals.

2.3 Notwithstanding any other provision of this Agreement, each Member agrees that: (a) it shall cast all votes which it is entitled to cast by virtue of its ownership of Voting Securities of the Fund on any applicable record date at the Special Meeting in accordance with the recommendations of the Fund’s board of directors, as set forth in the Fund’s definitive proxy statement, as it may be amended or supplemented, relating to the Special Meeting; (b) it shall use its commercially reasonable efforts to cause all of the Voting Securities of the Fund for which such Member has the authority to vote to be counted (either by such Member attending the Fund’s meeting of stockholders or providing a proxy to the designees of the Fund’s board of directors) for the purpose of establishing a quorum at any meeting of stockholders for a period of fifteen (15) years from the date of this Agreement; (c) it shall hold and not sell or otherwise transfer all Voting Securities owned by it as of the date hereof (as indicated on Annex C), and the related voting rights, at least through the date of the Special Meeting; (d) to the extent the Member or any Affiliated Person thereof is from time to time party to a swap or other derivative instrument where its counterparty(ies) may own Voting Securities of the Fund, the Member agrees that it will make no recommendation to such counterparty(ies) (except as contemplated by Section 2.7) or otherwise seek in any way to influence the decision(s) of such counterparty(ies) as to (x) whether to cause such shares to be counted for the purpose of establishing a quorum at any meeting of stockholders or (y) how to vote such shares, in either case for a period of fifteen (15) years from the date of this Agreement; and (e) it shall tender into the In-Kind Offer contemplated by Section 3.2, and shall not withdraw, all Voting Securities of the Fund that it is entitled to tender. Following the Special Meeting, nothing herein shall limit the ability of a Member to sell or otherwise transfer any Voting Securities owned by it.

2.4 Each Member agrees that neither he/it nor, subject to Section 2.6, any of his/its Affiliated Persons shall, for a period of fifteen (15) years from the date hereof, purchase or otherwise acquire a beneficial ownership interest, as determined in accordance with Rule 13d-3 of the rules under the Exchange Act, in, or acquire economic exposure through a swap or other derivative instrument to, Voting Securities of the Fund, provided that a Member’s acquisition of a beneficial ownership interest in or economic exposure to Voting Securities of the Fund from another Member, whether directly or indirectly, shall not be a violation of this Section 2.4 by the acquiring Member.

2.5 Each Member and the Group, as GROUP RELEASORS, for good and valuable consideration recited herein, the receipt and legal sufficiency of which is hereby acknowledged, release and discharge the Fund and all its past and/or present Affiliated Persons, stockholders, officers, directors, employees, agents, representatives, attorneys, insurers, fiduciaries, predecessors, heirs, executors, administrators, successors and assigns, in their individual and/or representative capacities, as FUND RELEASEES, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which the GROUP RELEASORS or their past and/or present Affiliated Persons, stockholders, officers, directors, employees, agents, representatives, attorneys, insurers, fiduciaries, predecessors, heirs, executors, administrators, successors and assigns, in their individual and/or representative capacities, ever had, now have or hereafter can, shall or may have against the FUND RELEASEES for, upon, or by reason of any matter, cause or thing whatsoever concerning or in any way related to the Fund from the beginning of the world to the date of this Agreement.

2.6 Each Member will use his/its commercially reasonable efforts to cause each of his/its Affiliated Persons to observe each provision of this Agreement as if such Affiliated Person were a party to this Agreement.

2.7 Each Member agrees that, if and to the extent he/it receives inquiries from other stockholders of the Fund or their representatives (whether or not such other stockholders have previously been contacted by the Fund), he/it will express support for the recommendations of the Fund’s board of directors on matters to be voted on at the Special Meeting.

2.8 Each Member and the Group agrees that the Fund, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to seek equitable relief, including injunctive relief, in the event of any breach of the provisions of this Agreement. Each Member and the Group agrees that (i) neither he/it nor, subject to Section 2.6, any of his/its Affiliated Persons will oppose the granting of such relief on the basis that the Fund has an adequate remedy at law and (ii) each will be jointly and severally liable for any reasonable fees that the Fund may incur in enforcing this Agreement with respect to such Member, including but not limited to attorneys’ fees.

2.9 Each Member and the Group agrees that no failure or delay by the Fund in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any such right, power or privilege.

SECTION 3. Covenants and Releases of the Fund.

3.1 The Fund agrees that neither it, nor, subject to the Fund’s commercially reasonable efforts to cause each of its Affiliated Persons to observe this Section 3.1, any Affiliated Person of it, will, directly or indirectly, alone or in concert with others, initiate or encourage, or in any way participate in, any litigation, or seek to initiate or encourage any regulatory action or proceeding, against or on behalf of a Member or the Group or any of his/its Affiliated Persons for any action or inaction of any such person prior to the date of this Agreement that relates to the Fund.

3.2 In the event the New Contract is approved by the Fund’s stockholders by the requisite vote at the Special Meeting, the Fund agrees to commence, promptly after the later to occur of the date of such approval and the Assignment Date, an in-kind tender offer in accordance with the terms and conditions set forth on the term sheet attached as Annex A hereto (the “In-Kind Offer”).

3.3 As soon as practicable after completion and settlement of the In-Kind Offer, including any necessary pro-ration of tendered shares and the in-kind distribution of the Fund’s portfolio securities, the Fund will commence a cash tender offer in accordance with the terms and conditions set forth on the term sheet attached as Annex B hereto; provided, however, that the Fund shall have no obligation to commence a cash tender offer if the volume-weighted average price of transactions in the Fund’s shares reported on the consolidated tape during the five trading days immediately preceding the expiration of the In-Kind Offer equals or exceeds 99.25% of the Fund’s average daily net assets during such five day period.

3.4 The Fund agrees that the next meeting of stockholders of the Fund will be the Special Meeting, which is currently scheduled to be held October 7, 2008, and to be held no later than November 14, 2008, subject to adjournment(s) thereof (and subject to the possibility of there being one or more follow-on Special Meetings as contemplated in Section 5.10), for the purpose of approving the New Contract for the Fund and the election of directors, and will include no matters to be considered that have been proposed by the Fund’s management or board of directors other than as described in the preliminary proxy statement filed with the Securities and Exchange Commission on July 28, 2008.

3.5 The Fund agrees to continue its current distribution and stock buyback policies (as described in the Fund’s proxy statement dated April 13, 2007) until at least December 31, 2008.

3.6 The Fund, as FUND RELEASOR, for good and valuable consideration recited herein, the receipt and legal sufficiency of which is hereby acknowledged, releases and discharges each Member and the Group and all his/its past and/or present Affiliated Persons, stockholders, officers, directors, employees, agents, representatives, attorneys, insurers, fiduciaries, predecessors, heirs, executors, administrators, successors and assigns, in their individual and/or representative capacities, as GROUP RELEASEES, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which the FUND RELEASOR or its past and/or present Affiliated Persons, stockholders, officers, directors, employees, agents, representatives, attorneys, insurers, fiduciaries, predecessors, heirs, executors, administrators, successors and assigns, in their individual and/or representative capacities, ever had, now have or hereafter can, shall or may have against the GROUP RELEASEES for, upon, or by reason of any matter, cause or thing whatsoever concerning or in any way related to the Fund or the Group’s Schedule 13D relating to the Fund, as amended as of the day prior to this Agreement, filed by the Members relating to their ownership of the Fund’s securities, or the other matters disclosed therein, from the beginning of the world to the date of this Agreement.

3.7 The Fund agrees that each Member and the Group, without prejudice to any rights to judicial relief he/it may otherwise have, shall be entitled to seek equitable relief, including injunctive relief, in the event of any breach of the provisions of this Agreement. The Fund agrees that (i) neither it nor, subject to the Fund’s commercially reasonable efforts to cause each of its Affiliated Persons to observe this Section 3.7, any of its Affiliated Persons will oppose the granting of such relief on the basis that the Member or Group has an adequate remedy at law and (ii) the Fund will pay any reasonable fees that a Member may incur in enforcing this Agreement, including but not limited to attorneys’ fees.

3.8 The Fund agrees that no failure or delay by a Member or the Group in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any such right, power or privilege.

SECTION 4. Representations.

Each of the parties hereto represents and warrants with respect to itself that such party is duly authorized to execute, deliver and perform this Agreement, that this Agreement has been duly executed by such party and that this Agreement is a valid and binding agreement of such party. Each Member represents (as to itself only) that it beneficially owns or has economic exposure to (in the case of exposure through derivative contracts), the securities of the Fund listed opposite its name on Annex C as of the date of this Agreement, and no other securities of the Fund, and that it beneficially owned or had economic exposure to (in the case of exposure through derivative contracts) such securities (and no other securities) on July 17, 2008.

SECTION 5. Miscellaneous.

5.1 This Agreement shall be construed in accordance with and governed by the laws of the State of New York (without regard to the principles of conflict of laws thereof).

5.2 This Agreement may be amended, modified or supplemented only by written agreement of all parties hereto.

5.3 This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.4 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5 This Agreement and: (i) the Confidentiality Agreement, dated as of July 21, 2008, among Arthur D. Lipson, Western Investment LLC, Western Investment Hedged Partners L.P., Western Investment Activism Partners LLC, Western Investment Institutional Partners LLC and the Fund and (ii) the Confidentiality Agreement, dated as of August 8, 2008, among Benchmark Plus Institutional Partners L.L.C., Benchmark Plus Management, L.L.C., Benchmark Plus Partners, L.L.C., Inc. and the Fund (collectively, the “Confidentiality Agreement”) embody the entire agreement and understanding of the parties hereto and thereto in respect of the subject matter contained herein. There are no other restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, other than the Confidentiality Agreement.

5.6 If any provision contained in this Agreement or the application thereof to any Member or any Affiliated Person of any of them, or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, the parties hereto shall negotiate in good faith to agree upon a suitable and equitable provision to effect the original intent of the parties.

5.7 Except as specifically contemplated herein, each Member agrees that, except to the extent otherwise required by law or order of a court of competent jurisdiction or as permitted in Section 5.8, it will not, nor, subject to Section 2.6, will any Affiliated Person of it, communicate, directly or indirectly, in any way with anyone, other than counsel to a Member who agrees to be bound by the terms of this Section 5.7, as to any litigation or the negotiations or circumstances leading to the execution of this Agreement except to the extent of referring to this obligation of confidentiality in response to unsolicited communications relating thereto. The Fund acknowledges and agrees that this Agreement will be filed as an exhibit to the Group’s Schedule 13D/A and the Group acknowledges and agrees that the Fund will file this Agreement as an exhibit to its Form 8-K as contemplated by Section 5.8.

5.8 The Fund agrees that, except to the extent otherwise required by law or order of a court of competent jurisdiction, or advised by counsel that such disclosure is necessary or appropriate, it will not disclose publicly the negotiations or circumstances leading to the execution of this Agreement, the terms of this Agreement or the parties to this Agreement. Notwithstanding the foregoing, each Member agrees and acknowledges that the Fund may issue a press release substantially in the form attached as Annex D hereto promptly after this agreement is entered into and may file a Report on Form 8-K having similar content and file or furnish this Agreement as an exhibit thereto, and the Fund may file and send to stockholders a proxy statement containing disclosure substantially in the form attached as Annex E hereto it being understood that such form is subject to revision in response to comments made by the Staff of the SEC.

5.9 Notwithstanding any provisions of this Agreement to the contrary, no provision of this Agreement shall prohibit any party from (a) filing any documents required by the SEC or applicable state securities agencies or making any other public disclosure required by the federal or state securities law, provided that the content of any document so filed does not violate any of the other terms and conditions of this Agreement unless such content constitutes disclosure required by any securities laws or rules or regulations promulgated from time to time by the SEC or applicable state securities agencies, (b) responding to any legal subpoena or other judicially enforceable written request from any court or governmental agency of competent jurisdiction and testifying truthfully pursuant to such subpoena or other request, (c) enforcing any rights of such party under this Agreement, or (d) , in the case of a Member, communicating with its actual or prospective clients or their representatives about such Member’s investment in the Fund or this settlement in a manner which would not reasonably be construed to be derogatory or critical of, or negative toward, the Fund.

5.10 Early Termination. In the event that either:

(1) (a) a Termination Event occurs, (b) the Fund breaches any material provision of this Agreement including without limitation Sections 3.1, 3.2, 3.3, 3.4, or 3.5, or (c) subject to the proviso in Section 3.3, any of the tender offers described in Annex A and Annex B hereto shall not have been consummated in accordance with the terms thereof on or prior to June 30, 2009, then upon the earlier to occur of any such event, Sections 2.1, 2.2, 2.3, 2.4, 2.6, 2.7, 2.8 and 2.9 shall immediately terminate and be of no further force and effect; or

(2) (a) a Termination Event occurs or (b) any Member breaches any material provision of this Agreement including without limitation Sections 2.1, 2.2, 2.3, 2.4, 2.6 or 2.7 then Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7 and 3.8 shall immediately terminate and be of no further force and effect with respect to each Member (in case of a Termination Event) or such Member (in the case of an event described in clause (2)(b) of this Section 5.10).

For the purposes of this Section 5.10 a “Termination Event” shall mean that the New Contract is not approved by the Fund’s stockholders at the Special Meeting currently scheduled for October 7, 2008 and is not subsequently approved by the Fund’s stockholders at one or more follow-on Special Meetings of the Fund’s stockholders held no later than February 15, 2009 for the purpose of approving the New Contract.

5.11 The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

WESTERN INVESTMENT LLC		WESTERN INVESTMENT HEDGED PARTNERS L.P.
By:		By: Western Investment LLC, Its General Partner
Name:	Arthur D. Lipson
Title:	Managing Member

By:
		Name:	Arthur D. Lipson
		Title:	Managing Member

WESTERN INVESTMENT ACTIVISM PARTNERS LLC		WESTERN INVESTMENT INSTITUTIONAL PARTNERS LLC
By: Western Investment LLC, Its Managing Member		By: Western Investment LLC, Its Managing Manager

By:		By:
Name:	Arthur D. Lipson	Name:	Arthur D. Lipson
Title:	Managing Member	Title:	Managing Member

Arthur D. Lipson

BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.		BENCHMARK PLUS MANAGEMENT, L.L.C
By: Benchmark Plus Management, L.L.C., Its Managing Member
By:		By:
		Name:	Scott Franzblau
Name:	Scott Franzblau	Title:	Managing Member
Title:	Managing Member	By:
By:		Name:	Robert Ferguson
Name:	Robert Ferguson	Title:	Managing Member
Title:	Managing Member

BENCHMARK PLUS PARTNERS, L.L.C.
By: Benchmark Plus Management, L.L.C., Its Managing Member

By:
Name:	Scott Franzblau
Title:	Managing Member

By:
Name:	Robert Ferguson
Title:	Managing Member

TRI-CONTINENTAL CORPORATION

By:
Name:	Paul B. Goucher
Title:	Secretary

Annex A

Term Sheet

TERM SHEET FOR IN-KIND TENDER OFFER

Maximum Number of Shares Offered to Purchase:	The Fund shall offer to purchase thirty-five percent (35%) of the total number of shares outstanding at the commencement of the tender offer.

Commencement Date of Tender Offer:
In the event the New Contract is approved by the Fund’s stockholders by the requisite vote at the Special Meeting, the Fund agrees to commence the Tender Offer, promptly after the later of the date of such approval and the Assignment Date.

Purchase Price per Tendered Share:
99.25% of net asset value per share determined as of the close of the regular trading session of the New York Stock Exchange on the trading day after the date the tender offer expires or such other trading date (or average net asset values on trading dates) selected prior to commencement of the tender offer by the Fund’s board of directors in its sole discretion.

Form of Purchase Consideration:
A pro rata portion of the Fund’s cash (or cash equivalents) and portfolio securities (other than securities that are not publicly traded, that would need to be registered under the U.S. Securities Act of 1933, as amended, if distributed in the tender offer, or that involve the assumption of contractual obligations or trading restrictions).

Expiration Date of Tender Offer:
At least 20 business days from the date the tender offer is commenced, as determined by the Fund’s board of directors in its sole discretion and subject to extension by the Fund’s board of directors in its sole discretion.

Pro Rationing:
If more than the above-referenced maximum number of shares are tendered, the Fund will purchase tendered shares on a pro rata basis (disregarding fractions) based upon the number of shares duly tendered (and not subsequently withdrawn) by or on behalf of each stockholder.

Conditions Relating to Regulatory Matters:
The tender offer shall be conducted in accordance with applicable law, including the Securities Exchange Act of 1934, the Investment Company Act of 1940 and the rules thereunder.

The Fund does not currently intend to seek a private letter or similar ruling from the Internal Revenue Service. If Fund counsel selected by the board of directors do not advise the Fund to the effect that, by distributing portfolio securities to participating stockholders, the Fund and those stockholders who continue to hold shares after the tender offer will avoid the recognition of capital gains for U.S. federal income tax purposes that would otherwise be incurred if participating stockholders were to receive cash consideration for their shares, then the board of directors may delay commencement of the tender offer until a private letter or similar ruling to that effect can be obtained. If the board of directors determines in its sole discretion that such ruling cannot be obtained, or can be obtained only with conditions or a delay the board of directors determines in its sole discretion to be impracticable or unreasonable, then the board of directors may elect either to proceed with the tender offer as originally contemplated (and with possible tax consequences involving recognition of capital gains to the Fund or stockholders upon exchange of portfolio securities for tendered shares) or to change the consideration for the tender offer to cash (with corresponding tax consequences involving recognition of capital gains upon exchange) instead of portfolio securities, but otherwise to continue the other terms in this term sheet.

Other Conditions:
The Fund shall not be required to conduct or, if commenced, to complete the tender offer if:

•        The Fund is not able through commercially reasonable efforts to procure portfolio securities for purposes of conducting the tender offer in an orderly manner and consistent with the Fund’s investment objective, policies and status as a regulated investment company under the Internal Revenue Code of 1986, as amended, in order to provide sufficient consideration to repurchase shares tendered pursuant to the tender offer; or

•        There shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or there shall be any judgment, order or injunction sought or any other action taken by any person or entity, which restrains, prohibits or materially delays the making or consummation of the tender offer, challenges the

A-2

acquisition by the Fund of any shares pursuant to the tender offer or the Board’s fulfillment of its fiduciary obligations in connection with the tender offer or otherwise, seeks to obtain any material amount of damages in connection with the tender offer or in relation to other Fund share repurchases, or otherwise directly or indirectly adversely affects the tender offer, other Fund share repurchases or the Fund; or

•        There shall have occurred (i) any general suspension of trading in or limitation on prices for securities on the New York Stock Exchange, any other exchange on which the Fund’s shares are traded or other exchange on which portfolio securities held by the Fund are traded; (ii) any declaration of a banking moratorium or similar action material adverse to the Fund by U.S. federal or state authorities or any foreign jurisdiction, or any suspension of payment material to the Fund by banks in the United States, the State of New York, or any other jurisdiction; (iii) any limitation having a material adverse effect on the Fund that is imposed by U.S. federal or state authorities, or by any governmental authority of any foreign jurisdiction, with respect to the extension of credit by lending institutions or the convertibility of foreign currencies; (iv) the commencement of war, armed hostilities, or any other international or national calamity directly involving the United States other than any such event which is currently occurring; or (v) any other event or condition which, in the judgment of the board of directors, would have a material adverse effect on the Fund if the tender offer were consummated; or

•        The board of directors determines that effecting the tender offer would be inconsistent with applicable legal requirements or would constitute a breach of the fiduciary duties of the board of directors owed to the Fund or its stockholders.

In the event that any of the foregoing events occurs and the tender offer is not conducted or completed, the Fund shall use its best efforts to complete the tender offer promptly following the satisfaction or cessation of the event or circumstances which resulted in the suspension of the tender offer.

A-3

Annex B

Term Sheet

TERM SHEET FOR CASH TENDER OFFER

Maximum Number of Shares Offered to Purchase:	The Fund shall offer to purchase twelve and one-half percent (12.5%) of the total number of shares of its common stock outstanding at the commencement of the tender offer.

Commencement Date of Tender Offer:
As soon as practicable after completion and settlement of the In-Kind Offer described in Annex A, including any necessary pro-ration of tendered shares and the in-kind distribution of the Fund’s portfolio securities.

Discount-Related Condition to Commencement of Tender Offer:
The Fund shall have no obligation to commence a cash tender offer if the volume-weighted average price of transactions in the Fund’s shares reported on the consolidated tape during the five trading days immediately preceding the expiration of the In-Kind Offer equals or exceeds 99.25% of the Fund’s average daily net assets during such five day period.

Purchase Price per Tendered Share:
99.25% of net asset value per share determined as of the close of the regular trading session of the New York Stock Exchange on the trading day after the date the tender offer expires or such other trading date (or average net asset values on trading dates) selected prior to commencement of the tender offer by the Fund’s board of directors in its sole discretion.

Form of Purchase Consideration:	Cash

Expiration Date of Tender Offer:
At least 20 business days from the date the tender offer is commenced, as determined by the Fund’s board of directors in its sole discretion and subject to extension by the Fund’s board of directors in its sole discretion.

Pro Rationing:
If more than the above-referenced maximum number of shares are tendered, the Fund will purchase tendered shares on a pro rata basis (disregarding fractions) based on upon the number of shares duly tendered (and not subsequently withdrawn) by or on behalf of each stockholder.

Conditions Relating to Regulatory Matters:	The tender offer shall be conducted in accordance with applicable law, including the Securities Exchange Act of 1934, the Investment Company Act of 1940 and the rules thereunder.

Other Conditions:
The Fund shall not be required to conduct or, if commenced, to complete the tender offer if:

•           There shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or there shall be any judgment, order or injunction sought or any other action taken by any person or entity, which restrains, prohibits or materially delays the making or consummation of the tender offer, challenges the acquisition by the Fund of any shares pursuant to the tender offer or the Board’s fulfillment of its fiduciary obligations in connection with the tender offer or otherwise, seeks to obtain any material amount of damages in connection with the tender offer or in relation to other Fund share repurchases, or otherwise directly or indirectly adversely affects the tender offer, other Fund share repurchases or the Fund; or

•           There shall have occurred (i) any general suspension of trading in or limitation on prices for securities on the New York Stock Exchange, any other exchange on which the Fund’s shares are traded or other exchange on which portfolio securities held by the Fund are traded; (ii) any declaration of a banking moratorium or similar action material adverse to the Fund by U.S. federal or state authorities or any foreign jurisdiction, or any suspension of payment material to the Fund by banks in the United States, the State of New York, or any other jurisdiction; (iii) any limitation having a material adverse effect on the Fund that is imposed by U.S. federal or state authorities, or by any governmental authority of any foreign jurisdiction, with respect to the extension of credit by lending institutions or the convertibility of foreign currencies; (iv) the commencement of war, armed hostilities, or any other international or national calamity directly involving the United States other than any such event which is currently occurring; or (v) any other event or condition which, in the judgment of the board of directors, would have a material adverse effect on the Fund if the tender offer were consummated; or

•           The board of directors determines that effecting the tender offer would be inconsistent with applicable legal requirements or would constitute a breach of the fiduciary duties of the board of directors owed to the Fund or its stockholders.

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In the event that any of the foregoing events occurs and the tender offer is not conducted or completed (other than if the tender offer is not conducted as a result of the Discount-Related Condition), the Fund shall use its best efforts to complete the tender offer promptly following the satisfaction or cessation of the event or circumstances which resulted in the suspension of the tender offer.

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Annex C

	Securities of Fund Owned as of July 17, 2008 and as of the date of the Agreement			Voting Securities of the Fund (consisting solely of shares of Common Stock) to which the Member has Economic Exposure through one or More Derivative Contracts
Name of Member	Shares of Common Stock	Warrants	Shares of Preferred Stock	As of July 17, 2008	As of date of Agreement
Arthur D. Lipson	5,706,016 (includes shares beneficially owned by other members of the Western Group)	N/A	N/A	975,900 (includes economic position held by other members of the Western Group)	981,000

Western Investment LLC	5,705,115 (includes shares beneficially owned by other members of the Western Group)	N/A	N/A	975,900 (includes economic position held by other members of the Western Group)	981,000

Western Investment Activism Partners LLC	2,203,600	N/A	N/A	439,200	439,200

Western Investment Hedged Partners L.P.	2,338,515	N/A	N/A	439,300	444,400

Western Investment Institutional Partners LLC	644,000	N/A	N/A	97,400	97,400

Benchmark Plus Institutional Partners, L.L.C.	1,810,050	N/A	N/A	N/A	N/A

Benchmark Plus Management, L.L.C.	3,335,225 (includes shares beneficially owned by other Benchmark funds)	N/A	N/A	N/A	N/A

Benchmark Plus Partners, L.L.C.	1,525,175	N/A	N/A	N/A	N/A

Annex D

FOR IMMEDIATE RELEASE

Tri-Continental Corporation (NYSE: TY) Announces Agreement with Certain Stockholders, including Western Investment LLC

NEW YORK, August 19, 2008 – Tri-Continental Corporation (the “Fund”) (NYSE: TY) today announced that it had entered into an agreement with a stockholder group (the “Group”) including Western Investment LLC whereby the members of the Group have agreed to cast their votes at the Fund’s upcoming special meeting of stockholders in accordance with the recommendations of the Fund’s board. The special meeting is scheduled for October 7, 2008.

Stockholders are being asked to approve an investment management services agreement (the “New Agreement”) between the Fund and RiverSource Investments, LLC (“RiverSource”), a wholly owned subsidiary of Ameriprise Financial, Inc. Stockholders will also consider and vote on the election of 10 directors to the Fund’s board. On July 7, 2008 it was announced that RiverSource agreed to acquire J. & W. Seligman & Co. Incorporated, the Fund’s manager (“Seligman”).

The Fund has agreed that, if stockholders approve the New Agreement with RiverSource and RiverSource’s acquisition of Seligman is completed, the Fund will promptly commence an in-kind tender offer for 35% of its then outstanding shares of common stock. The purchase price in the in-kind tender offer will be 99.25% of the net asset value per share at the close of business on the trading day following the expiration of the offer and will be payable by means of a distribution of a portion of the Fund’s investment portfolio, including distributable securities and cash, in such a manner that each stockholder whose shares are purchased will receive assets representing, as closely as reasonably practicable, a pro rata share of the Fund’s investment portfolio.

The Fund has also agreed to commence, promptly upon completion and settlement of the in-kind tender offer, a cash tender offer for 12.5% of its then outstanding shares of common stock. The purchase price in the cash tender offer will be 99.25% of the net asset value per share at the close of business on the trading day following the expiration of the cash tender offer. The Fund will not be obligated to commence the cash tender offer if the volume-weighted average price of the Fund’s common stock during the five trading days preceding the expiration of the in-kind tender offer is 99.25% or more of the average of the common stock’s daily net asset value per share during that period.

The agreement with the Group also provides that the Fund will continue its current distribution policy and open-market repurchase policy until at least December 31, 2008. The Fund’s obligation to commence each tender offer is subject to customary conditions.

In addition to their agreement to support the recommendations of the Fund’s board at the special meeting, the members of the Group have each agreed to refrain from taking certain actions in respect of the Fund that might affect control or management of the Fund. The members of the Group and the Fund have also agreed to general releases of each other.

This announcement is not an offer to purchase or the solicitation of an offer to sell shares of the Fund or a prospectus, circular or representation intended for use in the purchase or sale of Fund shares. The tender offers referred to in this announcement will be made only by offers to purchase and related letters of transmittal. Stockholders of the Fund should read the tender offer statements, when available, carefully, because they will contain important information on the Fund and the tender offers. Stockholders may obtain the tender offer statements and other filed documents, when available, for free at the SEC’s web site at http://www.sec.gov or from Seligman Data Corp., the Fund’s shareholder servicing agent at 1-800-TRI-1092.

# # #

Tri-Continental Corporation is one of the nation’s largest, diversified, publicly traded closed-end equity investment companies and has paid dividends for 64 consecutive years. The Fund is managed by J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, which was founded in 1864. Seligman Advisors, Inc. is the principal underwriter of the Seligman mutual funds.

You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. A prospectus containing information about the Fund (including its investment objectives, risks, charges, expenses, and other information) may be obtained by calling 1-800-TRI-1092. The prospectus should be read carefully before investing in the Fund.

Contact:

Media:
Mary Ann Susco, (212) 850-1382
suscom@jwseligman.com

or

Stockholder:
Marco Acosta, (212) 850-1333
acostam@jwseligman.com

You may contact Western Investment LLC:

Telephone:	(801) 568-1400

Email:	info@fixmyfund.com

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Annex E

[Form of Proxy Statement Disclosure]

Agreement with Certain Stockholders. The Corporation recently entered into confidential discussions with several major stockholders concerning various matters associated with the upcoming Meeting. On August 19, 2008 the Corporation announced that it had entered into an agreement (the “Agreement”) with a group of stockholders including Western Investment LLC (the “Group”) pursuant to which the members of the Group agreed to cast their votes in accordance with the Board’s recommendation that stockholders approve the Proposed Advisory Agreement and elect each of the Nominees. This Agreement will avoid the costs, distractions, and inconvenience to stockholders of a proxy fight.

The Agreement provides that, subject to certain conditions, if the Proposed Advisory Agreement is approved at the Meeting (or any adjournment or postponement thereof) and the acquisition of Seligman by Ameriprise occurs, the Corporation will promptly commence an in-kind tender offer for 35% of its outstanding shares of Common Stock at a purchase price equal to 99.25% of net asset value per share at the close of business on the trading day following the expiration of such offer. The purchase price will be payable by means of a distribution of a portion of the Corporation’s investment portfolio, including distributable securities and cash, in such a manner that each stockholder whose shares are purchased will receive assets representing as closely as reasonably practicable a pro rata share of the Corporation’s investment portfolio. The Corporation has also agreed to commence, promptly upon completion and settlement of the in-kind tender offer, a cash tender offer for 12.5% of its outstanding shares of Common Stock. The purchase price in the cash tender offer will be 99.25% of the net asset value per share at the close of business on the trading day following the expiration of the cash tender offer. The Corporation will not be obligated to commence the cash tender offer if the volume-weighted average price of the Corporation’s Common Stock during the five trading days preceding the expiration of the in-kind tender offer is 99.25% or more of the average of the Common Stock’s daily net asset value per share during that period.

Under the Agreement, the Corporation further agreed to extend the Corporation’s current distribution policy and open-market repurchase policy (each as described in the Corporation’s proxy statement dated April 13, 2007) until at least December 31, 2008. Each member of the Group agreed to a refrain for a period of 15 years from the date of the Agreement from taking certain actions, including acquisitions of securities of the Corporation, launching proxy contests, nominating directors and making stockholder proposals, which might affect control or management of the Corporation, and also agreed to ensure that any shares of the Corporation’s securities it has the authority to vote are present for quorum purposes at all meetings of the Corporation for 15 years from the date of the Agreement. The members of the Group and the Corporation have also agreed to general releases of each other.

Stockholders who hold their Common Stock with accounts held at SDC and wish to participate in the in-kind tender offer will need to transfer their shares to a brokerage account. Stockholders who hold their Common Stock with accounts held at SDC and wish to participate in only the cash tender offer need not transfer their shares away from SDC. Details of the tender offers will be contained in the definitive documentation sent to stockholders and the foregoing summary is qualified in its entirety by reference to such definitive documentation.

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